Exhibit 99.1

For immediate release

AAR ANNOUNCES FOURTH QUARTER & FISCAL YEAR 2018 RESULTS

•           Fourth quarter sales of $474 million, up 5% from $451 million in Q4 FY2017

•           Fourth quarter diluted earnings per share from continuing operations of $0.52 compared to $0.48 in Q4 FY2017; on an adjusted basis, $0.54 in Q4 FY2018 compared to $0.49 in Q4 FY2017

•           Full year sales of $1.75 billion, up 10% from $1.59 billion in FY2017

•           Full year diluted earnings per share from continuing operations of $2.11 compared to $1.51 in FY2017; on an adjusted basis, $1.79 in FY2018 compared to $1.53 in FY2017

WOOD DALE, ILLINOIS (July 10, 2018) — AAR CORP. (NYSE: AIR) today reported fourth quarter Fiscal Year 2018 consolidated sales of $473.5 million and income from continuing operations of $18.1 million, or $0.52 per diluted share.  For the fourth quarter of the prior year, the Company reported sales of $450.5 million and income from continuing operations of $16.3 million, or $0.48 per diluted share.  Our adjusted diluted earnings per share from continuing operations was $0.54 in the current quarter compared to $0.49 in the fourth quarter of the prior year.

Consolidated sales increased $23.0 million or 5.1% from the prior year period reflecting continued growth in Aviation Services from our industry-leading integrated supply chain solutions and parts supply activities.  This growth was offset by the wind-down of the KC-10 CLS Program, which had $4.5 million in sales in the current quarter compared to $18.3 million in the prior year quarter.

“We are very pleased with the fourth quarter and full year results as well as the progress we made on our long-term strategic growth plan.  We drove strong results across all of our businesses, captured multiple new long-term contract awards and made investments to further strengthen the AAR value proposition,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

In June 2018, we successfully completed the transition and ramp-up of the INL/A Worldwide Aviation Support Services (WASS) program.  We now have full operational capability at all WASS program locations which include Afghanistan, Iraq, Panama, Peru and Patrick Air Force Base as well as support locations in Brevard County, Florida.  In the fourth quarter, WASS contributed $14.1 million of sales and July will be the first month at the full run rate.

Consolidated gross profit margins increased to 17.9% in the current quarter from 17.3% in the prior year quarter driven by strong Aviation Services sales volumes.  Fourth quarter sales to commercial customers represented 74.1% of consolidated sales, compared to 76.2% of consolidated sales in the fourth quarter of last year.  Sales to government and defense customers represented 25.9% of consolidated sales compared to 23.8% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 13.1% for the quarter, compared to 12.1% last year.  During the quarter, we incurred approximately $2.5 million of severance and other restructuring costs.

Net interest expense from continuing operations for the quarter was $2.2 million compared to $1.5 million last year.  Also during the quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share.  Average diluted share count for the quarter was 34.6 million compared to 34.3 million in the fourth quarter last year.  Cash flow from operating activities from continuing operations was $40.2 million in the current quarter which included an $8.9 million benefit from the accounts receivable financing program.

Fiscal Year 2018 Results

Full Fiscal Year 2018 consolidated sales were $1.75 billion, an increase of 10.1% over Fiscal Year 2017.  Aviation Services sales grew by 9.0% as a result of continued strong growth in our parts supply activities and new contract awards for our integrated solutions operations supporting both commercial and government customers.  Expeditionary Services sales increased 22.8% in Fiscal Year 2018 reflecting the ramp-up of the WASS program.

Full Fiscal Year 2018 income from continuing operations was $73.7 million, or $2.11 per diluted share.  On an adjusted basis, Fiscal Year 2018 income from continuing operations was $62.7 million, or $1.79 per diluted share.  In Fiscal Year 2017, income from continuing operations was $52.0 million, or $1.51 per share.  On an adjusted basis, Fiscal Year 2017 income from continuing operations was $52.5 million, or $1.53 per diluted share.

Sales to commercial customers in Fiscal Year 2018 represented 75.5% of consolidated sales as compared to 72.4% in Fiscal Year 2017, with sales to government and defense customers representing the balance in each year.

Net interest expense for Fiscal Year 2018 was $7.9 million compared to $5.2 million last year.  During the year, the Company paid cash dividends of $10.3 million, or $0.30 per share, and repurchased approximately 344,000 shares for $13.1 million.

Net debt at May 31, 2018 was $147.8 million compared to $145.9 million at May 31, 2017.  Cash flow from operating activities from continuing operations was $55.8 million in the current year which included a $61.2 million benefit from the accounts receivable financing program.

Outlook

The Company is reaffirming Fiscal Year 2019 guidance of sales in the range of $2.1 to $2.2 billion, diluted earnings per share from continuing operations in the range of $2.50 to $2.80, and adjusted EBITDA in the range of $180 to $190 million.

Holmes continued, “We enter Fiscal Year 2019 with strong momentum and we are focused on executing on our recent contract awards.  The demand for our Aviation Services businesses remains very strong and we have a healthy pipeline of opportunities in both the government and commercial markets.  For these reasons and as a result of the investments we made in Fiscal Year 2018, we are well positioned and I am excited about the year ahead.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CT on July 10, 2018. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 2784894). The replay will be available from 7:15 p.m. CST on July 10, 2018, until 10:59 p.m. CST on July 17, 2018.

About AAR

AAR is a global aftermarket solutions company that employs more than 5,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include fleet management and operations of customer-owned aircraft; mobility systems; command and control centers in support of military and humanitarian missions; and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2017. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions except per share data - unaudited)	2018	2017	2018	2017

Sales	$473.5	$450.5	$1,748.3	$1,590.8
Cost and expenses:
Cost of sales	388.8	372.6	1,453.7	1,327.4
Selling, general and administrative	61.9	54.5	208.6	181.1
Operating income	22.8	23.4	86.0	82.3
Interest expense, net	(2.2)	(1.5)	(7.9)	(5.2)
Other expense	(0.4)	—	(0.9)	—
Income from continuing operations before income tax expense	20.2	21.9	77.2	77.1
Income tax expense	2.1	5.6	3.5	25.1
Income from continuing operations	18.1	16.3	73.7	52.0
Income (Loss) from discontinued operations	(6.1)	4.9	(58.1)	4.5
Net income	$12.0	$21.2	$15.6	$56.5

Earnings per share — basic:
Continuing operations	$0.53	$0.48	$2.14	$1.53
Discontinued operations	(0.18)	0.14	(1.70)	0.13
Earnings per share — Basic	$0.35	$0.62	$0.44	$1.66

Earnings per share — diluted:
Continuing operations	$0.52	$0.48	$2.11	$1.51
Discontinued operations	(0.18)	0.14	(1.70)	0.13
Earnings per share — Diluted	$0.34	$0.62	$0.41	$1.64

Share Data:

Average shares outstanding — Basic	34.0	33.8	34.2	33.9
Average shares outstanding — Diluted	34.6	34.3	34.6	34.3

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data — unaudited)	May 31, 2018	May 31, 2017

Cash and cash equivalents	$31.1	$10.3
Current assets	942.7	888.4
Current liabilities (excluding debt accounts)	333.3	334.9
Property, plant and equipment, net	133.2	117.2
Total assets	1,524.7	1,504.1
Total debt	178.9	156.2
Stockholders’ equity	936.3	914.2
Book value per share	$26.98	$26.58
Shares outstanding	34.7	34.4

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Aviation Services	$429.6	$421.3	$1,618.9	$1,485.4
Expeditionary Services	43.9	29.2	129.4	105.4
	$473.5	$450.5	$1,748.3	$1,590.8

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Aviation Services	$76.4	$73.4	$271.9	$246.0
Expeditionary Services	8.3	4.5	22.7	17.4
	$84.7	$77.9	$294.6	$263.4

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted selling, general, and administrative expenses, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of severance charges and other items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  Adjusted EBITDA is income from continuing operations before interest expense, interest income, income taxes, depreciation and amortization, stock-based compensation and other items of an unusual nature including severance and gains on certain asset sales.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Net Debt (In millions- unaudited)	May 31, 2018	May 31, 2017
Total debt	$178.9	$156.2
Less: Cash and cash equivalents	(31.1)	(10.3)
Net debt	$147.8	$145.9

Adjusted Income from Continuing Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Income from continuing operations	$18.1	$16.3	$73.7	$52.0
Deferred tax re-measurement from the Tax Cuts and Jobs Act	(1.1)	—	(14.1)	—
Severance and restructuring charges, net of tax	1.8	0.1	3.1	0.5
Adjusted income from continuing operations	$18.8	$16.4	$62.7	$52.5

Adjusted Diluted Earnings per Share from Continuing Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Diluted earnings per share from continuing operations	$0.52	$0.48	$2.11	$1.51
Deferred tax re-measurement from the Tax Cuts and Jobs Act	(0.03)	—	(0.41)	—
Severance and restructuring charges, net of tax	0.05	0.01	0.09	0.02
Adjusted diluted earnings per share from continuing operations	$0.54	$0.49	$1.79	$1.53

Adjusted Selling, General and Administrative Expenses	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Selling, general and administrative expenses	$61.9	$54.5	$208.6	$181.1
Severance and restructuring charges	(2.5)	(0.2)	(4.4)	(0.8)
Stock-based compensation	(6.6)	(3.4)	(15.3)	(11.0)
Adjusted selling, general and administrative expenses	$52.8	$50.9	$188.9	$169.3

Adjusted EBITDA	Three Months Ended May 31,		Twelve Months Ended May 31,
(In millions - unaudited)	2018	2017	2018	2017
Net income	$12.0	$21.2	$15.6	$56.5
(Income) Loss from discontinued operations	6.1	(4.9)	58.1	(4.5)
Income tax expense	2.1	5.6	3.5	25.1
Other expense	0.4	—	0.9	—
Interest expense, net	2.2	1.5	7.9	5.2
Depreciation and intangible amortization	9.1	9.5	40.5	35.7
Severance and restructuring charges	2.6	0.2	4.5	0.8
Gain on asset disposal	—	—	—	(2.6)
Stock-based compensation	6.6	3.4	15.3	11.0
Adjusted EBITDA	$41.1	$36.5	$146.3	$127.2